Exhibit 99.1

INmune Bio Inc. to Host Webinar on Cognitive Testing Using EMACC and CDR-SB

“Why EMACC is the Optimal Tool for Measuring Cognitive Change in Early Alzheimer’s Trials” Webinar to be Held on November 7, 2024, at 1 PM ET.

Poster on EMACC Sensitivity and Performance in Phase II Alzheimer’s Trial to be Presented at CTAD2024

Boca Raton, Florida, Oct. 28, 2024 (GLOBE NEWSWIRE) --  INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage inflammation and immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease is hosting a Webinar on November 7, 2024 at 1 PM ET.

The webinar, titled “Why EMACC is the Optimal Tool for Measuring Cognitive Change in Early Alzheimer’s Trials,” will explore the development of EMACC and its advantages in assessing cognitive changes over time in early Alzheimer’s Disease (AD) patients. It will also cover the regulatory landscape for Alzheimer’s disease drug development and the role of the CDR-SB clinical scale. Speakers include Dr. Judith Jaeger, President of CognitionMetrics and leader of the team that developed and validated EMACC, Dr. Sarah Barnum, and CJ Barnum, VP of CNS Drug Development at INmune Bio.

The Webinar builds on data being presented this week in a poster at the 7th annual Clinical Trial in Alzheimer’s Disease (CTAD) conference being held in Madrid, Spain, October 28-November 1. CTAD, the largest medical meeting focused on clinical trials in AD, is a preferred venue for release of important clinical data. The poster titled Validation of a precision measure of cognitive change in a phase II clinical trial in early AD: The Early and Mild Alzheimer’s Cognitive Composite (EMACC) will be presented by lead authors Sarah Barnum, PhD, Judith Jaeger, PhD, and Lisle Kingery, PhD on Friday, November 1.

“The CDR was developed as a diagnostic interview to determine if the patient had AD, and if so, to determine their stage of disease,” said Dr. Jaeger. “Clinical trials don’t measure disease stage, they measure change in cognition. In this case, we are measuring the extent to which cognitive change differs between patients treated with XPro™ vs patients treated with placebo. For early AD trials, the assessments that make up the EMACC objectively and quantitatively capture cognitive change.”

“We believe that the EMACC has incredible potential to improve AD clinical development,” stated CJ Barnum, VP of CNS Drug Development at INmune Bio. “Improving assessment of cognitive change will lead to smaller, shorter clinical trials, which means less burden on both patients and investors in terms of time and money. We look forward to sharing a more detailed discussion of the EMACC in this webinar.”

Registration Details:

Date: November 7, 2024

Time: 1:00pm Eastern Time

Webcast: Click Here to Register

INmune Bio is currently conducting a global, blinded, randomized Phase II trial in patients with Early AD using XPro™. The trial uses enrichment criteria to focus on patients with neuroinflammation. This unique enrollment strategy focuses the trial on patients with neuroinflammation as a cause of their cognitive decline. XPro™ targets glial cells that drive neuroinflammation in the brain to allow decreased neurodegeneration and demyelination with improved synaptic function and remyelination. The primary endpoint is change from baseline cognitive function after 6 months of XPro™ therapy, measured using EMACC and CDR-SB.

About EMACC:

EMACC is an empirically validated cognitive measure composed of standardized and widely used neuropsychological tests that are ideally suited for use in clinical trials in Early Alzheimer’s Disease (AD). Compared to CDR-SB and ADAS-Cog for example, the EMACC is an objective measure of cognitive function that accurately captures cognitive changes that occur during early AD. The performance characteristics of the EMACC in early AD were first reported by Biogen at CTAD in 2021 (LBR05) where it was successfully applied to measure cognitive decline in the Biogen Tango Study of the gosenuremab program (BIIB092). Notably, EMACC was also  found to be strongly associated with biological markers of inflammation in the Alzheimer’s Disease Neuroimaging Initiative (ADNI) AD study; which was used to compute the statistical power for AD02.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

David Moss
Co-founder and Chief Financial Officer
(858) 964-3720
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com

Investor Contact:
Mike Moyer
Managing Director – LifeSci Advisors
mmoyer@lifesciadvisors.com